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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts"and to the use of our report dated June 6, 1997 except for "Organization, Business Activity and Basis of Presentation" under Note 1, as to which the date is November 6, 1997, with respect to the financial statements of TransWestern Publishing Company LLC, included in the Prospectus of TransWestern Publishing Company LLC that is made a part of Amendment No. 1 to the Registration Statement (Form S-4, No. 333-42085) of TransWestern Publishing Company LLC for the offer to exchange Series B 9 5/8% Senior Subordinated Notes due 2007 for any and all outstanding 9 5/8% Senior Subordinated Notes Due 2007 of TransWestern Publishing Company LLC.



                                          ERNST & YOUNG LLP


San Diego, California


February 2, 1998